Exhibit 99.2

February 28, 2013

Members of the Board of Directors of Tessera Technologies

Tessera Technologies Inc.

3025 Orchard Parkway

San Jose, CA 95134

As follow up to the previous letter we delivered to the board of directors of Tessera Technologies, Inc. (“Tessera” or the “Company”) on February 19, 2013, we are writing to you again today to express severe concerns regarding recent events.

We, and the other shareholders, read with great interest the letter from Kevin Rivette and John Goodrich to the Board on February 22, 2013, and publicly filed on February 25, 2013. Needless to say, the contents of the letter are disturbing and point to a fractious and dysfunctional board environment. The letter is yet another data point further solidifying our view that material change in both board composition and corporate strategy are absolutely required and would be in the best interests of all shareholders.

The departure of these two seasoned board members follows a long list of executive departures including the recent departures of the heads of both of Tessera’s business units. We believe this is clear evidence that the management and board infrastructure at Tessera is broken.

Although we appreciate the time spent with Robert Boehlke, Chairman of the Board, and Richard Hill, Director, on February 27, 2013, we do not believe the Board is ready to accept the level of change in leadership and board composition that will be required to meaningfully address our concerns and put the Company on track for long-term shareholder value creation.

Further, we have recently become aware, through sources that we believe credible, of possible improper conduct by the Company’s Chief Executive Officer, Robert Young. We ask the Board to immediately instruct Company counsel to conduct a prompt and formal investigation to determine whether Mr. Young now has (or has had) an inappropriate relationship with a female employee of the Company. Improper behavior by the CEO is unacceptable and puts the Company, its officers, directors, and shareholders at substantial risk.

The dysfunction on the Board and, if substantiated, the alleged indiscretions of Mr. Young must be addressed immediately. We remain steadfast in our belief that material change in leadership and board composition is absolutely a requirement.

At this time, we are choosing to share this letter with the Board privately in the hopes that we can address these issues in a quick and constructive manner to avoid an election contest. In our recent dialogue, you have asked what would be required to reach a mutually agreeable settlement of the pending election contest. We propose the following:

•	The immediate resignation of at least two additional incumbent Board members, including Chairman Boehlke;

•	The vacancies created by the departure of Messrs. Rivette and Goodrich are not filled;

•	The immediate appointment to the Board of at least five nominees recommended by Starboard, including at least one direct representative of Starboard;

•	The appointment of a new independent Chairman of the Board to be determined by a majority vote of the pro forma Board;

•	The commencement of a CEO search process utilizing a top-tier search firm; and

•	The resignation of Mr. Young as CEO and Board member following the appointment of his successor.

If we are not able to reach an agreement as outlined above, it is our intention to proceed with an election contest to replace a majority of the current Board. We reserve the right to take all appropriate actions concerning: (i) the breach of fiduciary duty claims raised by the resignations of Messrs. Rivette and Goodrich, and (ii) the alleged activities of Mr. Young.

We hope you realize our intentions are sincere and we want only what is in the best interests of all shareholders. Please let us know when you are available to discuss this proposal further.

Thank you.

Best Regards,

Peter A. Feld

Managing Member

Starboard Value

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